EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2009, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of CIRCOR International, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the registration statements of CIRCOR International, Inc. and subsidiaries on Form S-8 (No. 333-91229, effective November 18, 1999 and No. 333-125237, effective May 25, 2005) and Form S-3 (No. 333-85912, effective April 6, 2002).

/s/    Grant Thornton LLP

Boston, Massachusetts

February 25, 2009